Exhibit 2.1

Dated 1 July 2010

Eservices Group Pty Ltd

Diversified Marketing Services Pty Ltd

Cross Brothers Nominees Pty Ltd as trustee

for APSN Trust

O’Day Nominees Pty Ltd

as trustee for O’Day Trust

Responsys, Inc.

Share Sale & Shareholders

Agreement

© Holding Redlich 2010	Contact Melbourne Chris Lovell /Hue Pham +613 9321 9999 10 19 0021

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION		6

	1.1	Definitions	6
	1.2	Interpretation	11
	1.3	Agreement to prevail over Constitution	12
	1.4	Agreement to supersede Existing Shareholders’ Agreement	12

PART A: SALE AND PURCHASE OF INITIAL SALE SHARES			12

2	SALE AND PURCHASE OF INITIAL SALE SHARES		12

	2.1	Agreement to sell and purchase	12
	2.2	Waiver of pre-emptive rights	12
	2.3	Respective Proportions	12
	2.4	Interdependence	13
	2.5	Shareholdings following Initial Completion	13

3	PURCHASE PRICE FOR THE INITIAL SALE SHARES		13

	3.1	Calculation of the Initial Purchase Price	13
	3.2	Payment of the Initial Purchase Price	13

4	INITIAL COMPLETION		14

	4.1	Date and time	14
	4.2	Vendors’ obligations on Initial Completion	14
	4.3	Purchaser’s obligations on Initial Completion	15
	4.4	Title	15
	4.5	Interdependence	15

5	RESPONSYS’ RIGHT TO TERMINATE AGREEMENT		16

	5.1	Right to terminate	16
	5.2	Effect of termination	16

6	PARTY AS TRUSTEE		17

	6.1	Capacity	17
	6.2	Trustee’s warranties	17
	6.3	Change of Trustee	17

PART B: SALE AND PURCHASE OF THE FURTHER SALE SHARES			18

7	FIRST PUT OPTION		18

	7.1	Grant of First Put Option	18
	7.2	Exercise of the First Put Option	18

8	FIRST CALL OPTION		18

	8.1	Grant of First Call Option	18
	8.2	Exercise of the First Call Option	18

9	PURCHASE PRICE FOR THE FURTHER SALE SHARES		19

i

	9.1	Calculation of the Further Purchase Price	19
	9.2	Payment of the Further Purchase Price	19

10	FURTHER COMPLETION		19

	10.1	Date and time	19
	10.2	Vendors’ obligations on Further Completion	19
	10.3	Purchaser’s obligations on Further Completion	20
	10.4	Title	20
	10.5	Interdependence	21
	10.6	Shareholdings following Further Completion	21

PART C: SALE AND PURCHASE OF THE FINAL SALE SHARES			21

11	FINAL PUT OPTION		21

	11.1	Grant of Final Put Option	21
	11.2	Exercise of the Final Put Option	21

12	FINAL CALL OPTION		21

	12.1	Grant of Final Call Option	21
	12.2	Exercise of the Final Call Option	22

13	PURCHASE PRICE FOR THE FINAL SALE SHARES		22

	13.1	Calculation of the Final Purchase Price	22
	13.2	DMS Final Purchase Price	22
	13.3	Cross O’Day Final Purchase Price	23

14	FINAL COMPLETION		24

	14.1	Date and time	24
	14.2	Vendors’ obligations on Final Completion	24
	14.3	Purchaser’s obligations on Final Completion	25
	14.4	Title	25
	14.5	Interdependence	25

15	VENDORS’ WARRANTIES AND INDEMNITIES		25

	15.1	Vendors’ Warranties	25
	15.2	Survival of Vendors’ Warranties	26
	15.3	Indemnity	26
	15.4	General limitations on Vendors’ Warranties	26
	15.5	Notice of Warranty Claims	27
	15.6	Upper and lower limits for Claims	27
	15.7	Third Party Claim	28
	15.8	Mitigation	29
	15.9	Escrow Fund	29

16	RESPONSYS’ WARRANTIES AND ACKNOWLEDGEMENTS		31

	16.1	Responsys’ Warranties	31
	16.2	Responsys’ acknowledgements	32

PART D: SHAREHOLDERS’ AGREEMENT PROVISIONS			32

17	COMPANY OBJECTIVES AND SHAREHOLDER OBLIGATIONS		32

	17.1	The objectives	32
	17.2	Achievement of objectives	32
	17.3	Shareholder and Director obligations	33

18	OFFICERS OF THE COMPANY		33

	18.1	Directors	33
	18.2	Removal of Director by appointee	34
	18.3	Responsibilities of the Board	34
	18.4	Board meetings	35
	18.5	Notice of Board Meetings; Action by Unanimous Written Consent	35
	18.6	Quorum	35
	18.7	Chair	36
	18.8	Chief executive officer	36
	18.9	Voting powers	36
	18.10	Decisions where unanimous approval required	36

19	MANAGEMENT AND OPERATIONS OF THE COMPANY		38

	19.1	Chief operating officer	38
	19.2	Chief technical director	38
	19.3	Finance director	38
	19.4	Operations	39

20	FINANCIAL MANAGEMENT OF THE COMPANY		39

	20.1	Financial management	39

21	BUDGETS AND FINANCIAL INFORMATION		39

	21.1	Annual plans and budgets	39
	21.2	Financial information	39
	21.3	Accounting principles	40

22	DIVIDEND AND MINIMUM CASH, WORKING CAPITAL AND ASSET LEVEL		41

	22.1	Dividend rights attached to the Sale Shares	41
	22.2	Dividend declaration and payment	41
	22.3	Minimum cash, Working Capital and Asset Level	42

23	CHANGE IN CONTROL OF RESPONSYS		42

	23.1	Definitions	42
	23.2	Change in Control	43

24	NON-SOLICITATION, CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS		44

	24.1	Non-Solicitation	44
	24.2	Confidentiality	45
	24.3	Exceptions	45
	24.4	Public announcements	45
	24.5	Survival of certain provisions	45

25	GENERAL DISPUTE RESOLUTION		46

	25.1	No proceedings	46
	25.2	Notice of dispute	46
	25.3	Conference	46
	25.4	Mediation	46

26	GST		46

	26.1	Definitions	46
	26.2	GST to be added to amounts payable	47
	26.3	Liability net of GST	47
	26.4	GST obligations to survive termination	47

27	DURATION AND TERMINATION		47

28	GENERAL		48

	28.1	Entire agreement	48
	28.2	Variation	48
	28.3	Waiver	48
	28.4	Further assurances	48
	28.5	Time for doing acts	48
	28.6	Governing law and jurisdiction	49
	28.7	Severance	49
	28.8	Preservation of existing rights	49
	28.9	No merger	49
	28.10	Counterparts	49
	28.11	Relationship of parties	50
	28.12	Good faith	50
	28.13	Legal expenses and stamp duty	50
	28.14	Notices	50
	28.15	Assignment	51
	28.16	Consents	51

SCHEDULE 1			52

SCHEDULE 2			54

SCHEDULE 3			66

SCHEDULE 4			71

SCHEDULE 5			74

SCHEDULE 6			75

THIS SHARE SALE AND SHAREHOLDERS AGREEMENT is dated 1 July 2010

PARTIES:

ESERVICES GROUP PTY LTD (ACN 109 786 503) of Level 9, 468 St Kilda Road, Melbourne, Victoria, 3004

(Company)

DIVERSIFIED MARKETING SERVICES PTY LTD (ACN 066 463 992) of Level 2, 474 St Kilda Road, Melbourne, Victoria, 3004

(DMS)

CROSS BROTHERS NOMINEES PTY LTD (ACN 109 782 952) in its capacity as trustee for APSN TRUST of c/- Moore Stephens, Level 10, 530 Collins Street, Melbourne, Victoria, 3000

(Cross Brothers)

O’DAY NOMINEES PTY LTD (ACN 143 628 755) in its capacity as trustee for O’DAY TRUST of c/- Moore Stephens, Level 10, 530 Collins Street, Melbourne, Victoria, 3000

(O’Day)

RESPONSYS, INC., a California corporation, of 900 Cherry Avenue, 5th Floor, San Bruno, CA 94066, USA

(Responsys)

INTRODUCTION:

A	The Company is a company limited by shares.

B	As of the date of this agreement, DMS, Cross Brothers and O’Day (together, the Vendors) between them hold all of the Sale Shares, being 100% of the Capital.

C	The Vendors have agreed to sell and Responsys has agreed to acquire an initial 50% of the Sale Shares with effect from 1 July 2010 upon and subject to the terms and conditions of this agreement.

D	In addition:

(a)	the Vendors have agreed to grant to Responsys an option to require the Vendors to sell to Responsys:

(i)	a further 16.67% of the Sale Shares with effect from 1 July 2011; and

(ii)	the final 33.33% of the Sale Shares with effect from 31 December 2011; and

(b)	Responsys has agreed to grant to the Vendors an option to require Responsys to purchase from the Vendors:

(i)	a further 16.67% of the Sale Shares with effect from 1 July 2011, and

(ii)	the final 33.33% of the Sale Shares with effect from 31 December 2011,

upon and subject to the terms and conditions of this agreement.

E	This agreement also sets out the agreement reached by the Vendors and Responsys on certain matters relating to (as applicable) their Shareholdings in the Company and to the direction, management and control of the Company and the Business following Initial Completion.

F	The Company enters into this agreement to facilitate and, to the extent it is able to be so, to be bound by the arrangements set out in this agreement.

IT IS AGREED:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, unless the context clearly indicates otherwise:

Address for Service means the address of each party appearing in this agreement or such other address as any party may, by notice in writing to the others, nominate as its new address for the service of notices;

Authority means a Federal, State, local or semi-governmental, statutory, municipal or public person, instrumentality, department, agency, authority or body charged with the administration of a Law (and includes all courts, tribunals and boards);

Board means the board of Directors of the Company from time to time;

Business means the on-line marketing, web-site design, web-site technology development and web-site hosting business conducted by the Company;

Business Day means any day that is not a Saturday, Sunday, gazetted public holiday or bank holiday in the State, and concludes at 5 pm on that day;

Capital means the issued share capital of the Company;

Claim means any claim, action, dispute, suit, demand or proceeding;

Company Intellectual Property means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (Intellectual Property) as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted by the Company as listed in Schedule 3, and for the avoidance of doubt, excludes all intellectual property rights owned or controlled by Eservices Performance Pty Ltd immediately prior to the Initial Completion Date;

Confidential Information means:

(a)	the terms of this agreement and all confidential information, material and technology disclosed or provided in any form by any party to any other party in connection with the subject matter of this agreement; and

(b)	all intellectual and industrial property rights in any confidential information belonging or relating to the Company or the Business (whether tangible or intangible and whether in documentary or computerised form) including client names, client lists and business processes, which has not been previously disclosed to the general public and includes any modifications and enhancements to that information;

Constitution means the Constitution of the Company from time to time;

Corporations Act means the Corporations Act 2001 (Cth);

Cross O’Day Final Purchase Price means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), the purchase price payable by Responsys to Cross Brother and O’Day for the acquisition of their Respective Proportions of the Final Sale Shares, being an amount calculated and payable in the manner specified in clause 13.3;

DMS Final Purchase Price means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), the purchase price payable by Responsys to DMS for the acquisition of DMS’ Respective Proportion of the Final Sale Shares, being an amount calculated and payable in the manner specified in clause 13.2;

Director means each duly appointed director of the Company, during the period in which they hold office;

Disclosures means the matters set out in Annexure B;

Escrow Amount means cash in an amount equal to AUS$375,000;

Existing Shareholders’ Agreement means the shareholders’ agreement between the Vendors and the Company dated on or about 18 July 2007;

Final Call Option means the call option granted by the Vendors to Responsys in accordance with clause 12.1;

Final Completion means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), completion of the sale and purchase of the Final Sale Shares from the Vendors to Responsys in accordance with the terms of this agreement;

Final Completion Date means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), 31 December 2011 or such other date as may be agreed by the parties, being the date on which Final Completion occurs;

Final Purchase Price means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), the aggregate purchase price payable by Responsys to the Vendors for the acquisition of the Final Sale Shares, being an amount comprising the DMS Final Purchase Price and the Cross O’Day Final Purchase Price;

Final Put Option means the put option granted by Responsys to the Vendors in accordance with clause 11.1;

Final Sale Shares means, assuming that the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires), the remaining 33.33% of the Sale Shares which are to be purchased by Responsys from the Vendors, as described in Part 6 of Schedule 1;

Financial Year means the period commencing on 1 July in any year and concluding on the following 30 June;

First Call Option means the call option granted by the Vendors to Responsys in accordance with clause 8.1;

First Put Option means the put option granted by Responsys to the Vendors in accordance with clause 7.1;

Further Completion means, assuming that the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires), completion of the sale and purchase of the Further Sale Shares from the Vendors to Responsys in accordance with the terms of this agreement;

Further Completion Date means, assuming that the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires), 1 July 2011 or such other date as may be agreed by the parties, being the date on which Further Completion occurs;

Further Purchase Price means, assuming that the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires), the aggregate purchase price payable by Responsys to the Vendors for the acquisition of the Further Sale Shares, being an amount calculated in accordance with clause 9.1 and payable in the manner specified in clause 9.2;

Further Sale Shares means, assuming that the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires), a further 16.67% of the Sale Shares which are to be purchased by Responsys from the Vendors, as described in Part 4 of Schedule 1;

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated by the Vendors;

Initial Completion means completion of the sale and purchase of the Initial Sale Shares from the Vendors to Responsys in accordance with the terms of this agreement;

Initial Completion Date means 1 July 2010 or such other date as may be agreed by the parties, being the date on which Initial Completion occurs;

Initial Purchase Price means the aggregate purchase price payable by Responsys to the Vendors for the acquisition of the Initial Sale Shares, being an amount calculated in accordance with clause 3.1 and payable in the manner specified in clause 3.2;

Initial Sale Shares means an initial 50% of the Sale Shares which are to be purchased by Responsys from the Vendors, as described in Part 2 of Schedule 1;

Intellectual Property Licences means all agreements under which the Company obtains from any person the exclusive or non-exclusive right to use, but not the ownership of any of the Company Intellectual Property, as listed in Part 2 of Schedule 3;

Key Employees means Paul Cross, Anthony Cross and Simon O’Day;

Knowledge including the phrase “to the Company’s knowledge,” means the actual knowledge after reasonable investigation by the Key Employees;

Last Accounts means the statement of financial position and statement of financial performance of the Company for that portion of the current financial year ended on the Last Accounts Balance Date, as attached to this agreement as Annexure A;

Last Accounts Balance Date means 31 May 2010;

Law means the law in force at any time in the Commonwealth of Australia (including in each State and Territory and local government area) and includes:

(a)	legislation, ordinances, regulations, rules, rulings, determinations, by-laws or orders;

(b)	common law; and

(c)	Requirements;

Leased Equipment means the items (including plant and equipment, machinery, tools, furniture, fittings) that are subject to an equipment lease, including those listed in Schedule 6;

Loss means, in relation to a party, any deficiency, judgment, settlement, Claim, assessment, loss, cost (including legal, accounting, and other costs on a full indemnity basis), damage, expenses, penalty, fine, forfeiture or liability incurred or suffered by that party, however arising and whether present or future, fixed or unascertained, direct or indirect, actual or contingent, based in contract, tort, statute or otherwise;

Material Adverse Effect means a material adverse effect on the Business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company;

Ordinary Share means an ordinary share issued in the capital of the Company;

Permits mean all permits, licenses, authorities, consents, registrations and approvals necessary for or incidental to the carrying on of the Business;

Respective Proportion means in the case of the Vendors:

(a)	as to DMS, 50.1%;

(b)	as to Cross Brothers, 42.4%; and

(c)	as to O’Day, 7.5%;

Requirements means any requirement, notice, order, direction, judgment, injunction, recommendation, stipulation or similar notification given by an Authority or imposed by a Law, whether written or otherwise;

sale includes transfer, assignment or other disposal and sell has a corresponding meaning;

Sale Shares means the Shares which may be purchased by Responsys from the Vendors under this agreement, as described in Part 1 of Schedule 1;

Share means a share issued in the capital of the Company;

Shareholder means any person who holds Shares in the Company from time to time;

Shareholding means Shares held by a Shareholder from time to time;

State means the state of Victoria, Australia;

Tax means any income tax (including capital gains tax), pay-as-you-earn remittances, withholding tax, fringe benefits tax, customs duty, sales tax, payroll tax,

stamp duty, debits tax, use tax, ad valorem tax, value added tax, transfer tax, franchise tax, capital stock tax, payroll tax, social security (or equivalent) tax, profits tax, employment tax and municipal rates;

Tax Law means all Laws imposing or administering any tax;

Third Party means a party other than the Company, a Shareholder or a Director;

Third Party Claim means:

(a)	a claim made by a Third Party against Responsys that may result in a Warranty Claim; or

(b)	a claim Responsys is entitled to make against a Third Party that may result in a Warranty Claim;

Vendors’ Warranties means the representations and warranties set out in Schedule 2 and the Disclosures set out in Annexure B to this agreement; and

Warranty Claim has the meaning given in clause 15.4.

1.2	Interpretation

In this agreement, unless the context clearly indicates otherwise:

(a)	a reference to legislation or a legislative provision includes any statutory modification, or substitution of that legislation or legislative provision and any subordinate legislation issued under that legislation or legislative provision;

(b)	a reference to a person includes a natural person, corporation, statutory corporation, partnership, the Crown or any other organisation or legal entity;

(c)	a reference to a natural person includes their personal representatives, successors and permitted assigns;

(d)	monetary amounts are expressed in Australian dollars;

(e)	the singular includes the plural and vice-versa;

(f)	words importing one gender include all other genders; and

(g)	neither this agreement or any part of it is to be construed against a party on the basis that the party or its lawyers were responsible for its drafting.

1.3	Agreement to prevail over Constitution

If there is any conflict or inconsistency between any provision of this agreement and any provision of the Constitution, the provisions of this agreement prevail over the Constitution to the extent of that conflict or inconsistency. If any party gives notice to the other parties that it requires that the Constitution be amended to ensure its consistency with the provisions of this agreement, the parties agree to procure that the Constitution be amended so as to ensure its consistency with this agreement.

1.4	Agreement to supersede Existing Shareholders’ Agreement

(a)	This agreement will be effective on and from the date of the agreement.

(b)	This agreement will supersede the Existing Shareholders’ Agreement on and from Initial Completion.

(c)	The Existing Shareholders’ Agreement will be terminated and no longer be in effect on and from Initial Completion.

PART A: SALE AND PURCHASE OF INITIAL SALE SHARES

2	SALE AND PURCHASE OF INITIAL SALE SHARES

2.1	Agreement to sell and purchase

The Vendors have agreed to sell and Responsys has agreed to purchase the Initial Sale Shares free from any Encumbrance, and on subject to the terms and conditions of this agreement.

2.2	Waiver of pre-emptive rights

Each of the Vendors hereby waives any pre-emptive rights that they may have in relation to the Initial Sale Shares, whether arising under the Constitution, the Existing Shareholders’ Agreement or otherwise.

2.3	Respective Proportions

Each Vendor will sell to Responsys the Initial Sale Shares in their Respective Proportions, and will be entitled to receive only its Respective Proportion of the Initial Purchase Price, subject to the Escrow Amount.

2.4	Interdependence

Each agreement to sell and purchase between the Vendors and Responsys is conditional and interdependent on the other, those agreements to be settled simultaneously in the manner set out in this agreement

2.5	Shareholdings following Initial Completion

Immediately following Initial Completion, the respective Shareholdings of the Vendors and Responsys will be as set out in Part 3 of Schedule 1.

3	PURCHASE PRICE FOR THE INITIAL SALE SHARES

3.1	Calculation of the Initial Purchase Price

The Initial Purchase Price to be paid by Responsys for the Initial Sale Shares will be calculated in accordance with the following formula:

IPP = (1.5 x A) x 50% + $425,000.00

where:

(a)	IPP is the Initial Purchase Price; and

(b)	A is the revenue of the Company for the Financial Year ending 30 June 2010, as disclosed by the audited accounts of the Company.

3.2	Payment of the Initial Purchase Price

(a)	As the Initial Purchase Price will not be capable of being fully ascertained as at the Initial Completion Date, the parties (acting reasonably, co-operatively and in good faith) must reach agreement immediately prior to Initial Completion on an estimated value of the Initial Purchase Price (Estimated Initial Purchase Price), and Responsys will pay to the Vendors an aggregate amount equal to:

(i)	75% of that agreed estimated value; less

(ii)	the Escrow Amount,

(such resulting amount, the Initial Payment). Responsys will pay to each of the Vendors such Vendor’s Respective Proportion of the Initial Payment at Initial Completion.

(b)

Within 5 Business Days after completion of the audit of the accounts of the Company for the Financial Year ending 30 June 2010 (which must be no later than 60 days after the Initial Completion Date), Responsys will pay to each of the Vendors such Vendor’s Respective Proportion of the balance of the unpaid portion of the actual quantum of the Initial Purchase Price, which the parties acknowledge and agree will be, in the aggregate, equal to:

(i)	the Initial Purchase Price; less

(ii)	the Initial Payment; less

(iii)	the Escrow Amount.

(c)	The Escrow Amount will be payable by Responsys to the Vendors at Initial Completion, to be held in accordance with and subject to the terms and conditions set forth in clause 15.7 of this agreement.

4	INITIAL COMPLETION

4.1	Date and time

Initial Completion will take place on the Initial Completion Date at the offices of the Company at Level 10, 468 St Kilda Road, Melbourne, Victoria, Australia at 5.01 pm.

4.2	Vendors’ obligations on Initial Completion

On Initial Completion the Vendors will:

(a)	deliver to:

(i)	Responsys completed original transfers of the Initial Sale Shares duly executed by each Vendor (as transferor) in favour of Responsys (as transferee);

(ii)	Responsys an amount of $10, in consideration of the grant of the First Put Option;

(iii)	Responsys an amount of $10, in consideration of the grant of the Final Put Option;

(iv)	the Company the original share certificates issued to the Vendors in respect of the Initial Sale Shares; and

(b)	cause a meeting of the Directors of the Company to be held at which the Directors of the Company resolves to:

(i)	register the share transfers referred to in clause 4.2(a)(i) and on registration to issue an appropriate share certificate in the name of Responsys in respect of the Initial Sale Shares;

(ii)	cancel the existing share certificates issued in the names of the Vendors and to issue appropriate new share certificates to the Vendors to reflect their reduced Shareholdings following Initial Completion; and

(iii)	appoint as Directors those persons nominated in writing by Responsys provided that those persons have consented in writing to such appointment;

(c)	take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this agreement; and

(d)	perform all other obligations to be performed by them on Initial Completion under this agreement.

4.3	Purchaser’s obligations on Initial Completion

Subject to the Vendors satisfying their obligations under clause 4.2, Responsys will on Initial Completion:

(a)	pay to the Vendors in their Respective Proportions an amount equal to the Initial Payment as agreed under clause 3.2 in Immediately Available Funds;

(b)	pay to the Vendors an amount of $10, in consideration of the grant of the First Call Option;

(c)	pay to the Vendors an amount of $10, in consideration of the grant of the Final Call Option; and

(d)	perform all other obligations to be performed by Responsys on Initial Completion under this agreement.

4.4	Title

Title to and property in the Initial Sale Shares:

(a)	until Initial Completion, remains solely with the Vendors; and

(b)	passes to Responsys with effect from Initial Completion.

4.5	Interdependence

The requirements of clauses 4.2 and 4.3 are interdependent and must be carried out contemporaneously. No delivery or payment will be taken to have been made until all deliveries and payments have been made.

5	RESPONSYS’ RIGHT TO TERMINATE AGREEMENT

5.1	Right to terminate

It is acknowledged and agreed that if the actual quantum of the Initial Purchase Price (as disclosed by the accounts of the Company after completion of the audit of the accounts of the Company for the Financial Year ending 30 June 2010, which must be no later than 60 days after the Initial Completion Date) is 20% or more less than the Estimated Initial Purchase Price agreed to by the parties under clause 3.2, then Responsys may, if it is not otherwise in breach of this agreement, terminate this agreement by giving written notice to the Vendors within 5 Business Days of the date of completion of the audit of the accounts of the Company for the Financial Year ending 30 June 2010.

5.2	Effect of termination

If this agreement is terminated by Responsys in accordance with clause 5.1:

(a)	Responsys must do all things that may be necessary to vest in the Vendors absolute legal title to and beneficial interest in the Initial Sale Shares with effect from the Initial Completion Date, including, without limitation:

(i)	deliver to the Vendors original transfers of the Initial Sale Shares duly executed by Responsys (as transferor) in favour of each of the Vendors (as transferees) for no consideration;

(ii)	deliver to the Company original resignations signed by each of the Directors nominated by Responsys, resigning as a Director of the Company with effect from the Initial Completion Date; and

(iii)	deliver to the Company the original share certificate issued in the name of Responsys in respect of the Initial Sale Shares;

(b)	the Vendors and Responsys will cause a meeting of the Directors of the Company to be held at which the Directors of the Company resolve to:

(i)	register the share transfers referred to in clause 5.2(a)(i) and on registration to issue appropriate share certificates in the name of the Vendors;

(ii)	cancel the share certificate issued in the name of Responsys in respect of the Initial Sale Shares; and

(iii)	accept the resignations referred to in clause 5.2(a)(ii);

(c)	subject to Responsys satisfying its obligations under clauses 5.2(a) and 5.2(b), the Vendors must refund to Responsys all monies paid to each of them by Responsys at Initial Completion in accordance with clause 4.3(a); and

(d)	no party has any obligation or liability to any other party under this agreement, except in connection with claims that arose before the termination of this agreement by Responsys.

6	PARTY AS TRUSTEE

6.1	Capacity

If any party (Trustee) enters into this agreement solely in the capacity as trustee of any trust (Trust) under any trust deed, deed of settlement or other instrument (Trust Deed), and whether or not any other party has notice of the Trust, then the Trustee enters into this agreement only in its capacity as trustee of the Trust and not in its personal capacity, and the provisions of this clause 6 apply.

6.2	Trustee’s warranties

The Trustee represents and warrants that:

(a)	the trustee has power under the Trust Deed and, in the case of a corporation, under its constitution, to enter into and execute this agreement and to perform the obligations imposed under this agreement as trustee;

(b)	all necessary resolutions have been passed as required by the Trust Deed and, in the case of a corporate Trustee, by its constitution, in order to make this agreement fully binding on the Trustee;

(c)	the execution of this agreement is for the benefit of the Trust;

(d)	the Trustee is not in default under the Trust Deed;

(e)	there is not now, and the Trustee will not do anything by virtue of which there will be in the future, any restriction or limitation on the right of the Trustee to be indemnified out of the assets of the Trust; and

(f)	there is no material fact or circumstance relating to the assets, matters or affairs of the Trust that might, if disclosed, be expected to affect the decision of the other parties, acting reasonably, to enter into this agreement

6.3	Change of Trustee

Prior to Initial Completion, no change of Trustee can occur without the prior written consent of Responsys.

PART B: SALE AND PURCHASE OF THE FURTHER SALE SHARES

7	FIRST PUT OPTION

7.1	Grant of First Put Option

In consideration of the payment of $10 to Responsys by the Vendors at Initial Completion in accordance with clause 4.2(a)(ii), Responsys grants to the Vendors an option (First Put Option) to require Responsys to acquire the Further Sale Shares from the Vendors upon and subject to the terms set out in this clause 7.

7.2	Exercise of the First Put Option

(a)	The First Put Option may be exercised by the Vendors at any time on or before 1 July 2011, by delivering a written notice to Responsys, in which case the sale and purchase of the Further Sale Shares pursuant to the exercise of the First Put Option will be effective on and from 1 July 2011.

(b)	If the Vendors exercise the First Put Option:

(i)	the purchase price for the Further Sale Shares will be determined in accordance with clause 9; and

(ii)	Further Completion will take place in accordance with clause 10.

8	FIRST CALL OPTION

8.1	Grant of First Call Option

In consideration of the payment of $10 to the Vendors by Responsys at Initial Completion in accordance with clause 4.3(b), the Vendors grant to Responsys an option (First Call Option) to require the Vendors to sell the Further Sale Shares to Responsys upon and subject to the terms set out in this clause 8.

8.2	Exercise of the First Call Option

(a)	The First Call Option may be exercised by Responsys at any time on or before 1 July 2011, be delivering a written notice to the Vendors, in which case the sale and purchase of the Further Sale Shares pursuant to the exercise of the First Call Option will be effective on and from 1 July 2011.

(b)	If Responsys exercises the First Call Option:

(i)	the purchase price for the Further Sale Shares will be determined in accordance with clause 9; and

(ii)	Further Completion will take place in accordance with clause 10.

9	PURCHASE PRICE FOR THE FURTHER SALE SHARES

9.1	Calculation of the Further Purchase Price

If the Vendors exercise the First Put Option or if Responsys exercises the First Call Option (as the case requires), the Further Purchase price to be paid by Responsys for the Further Sale Shares will be calculated in accordance with the following formula:

FPP = (1.5 x A) x 16.67%

where:

(a)	FPP is the Further Purchase Price; and

(b)	A is the revenue of the Company for the Financial Year ending 30 June 2011, as disclosed by the audited accounts of the Company.

9.2	Payment of the Further Purchase Price

As the Further Purchase Price will not be capable of being fully ascertained as at the Further Completion Date, the parties (acting reasonably, co-operatively and in good faith) must reach agreement immediately prior to Further Completion on an estimated value of the Further Purchase Price, and Responsys will pay an amount equal to 75% of that agreed estimated value to the Vendors, in their Respective Proportions, at Further Completion, with the balance of the unpaid portion of the actual quantum of the Further Purchase Price to be paid within 5 Business Days after completion of the audit of the accounts of the Company for the Financial Year ending 30 June 2011 (which must be no later than 60 days after the Further Completion Date).

10	FURTHER COMPLETION

10.1	Date and time

If the Vendors exercise the First Put Option or if Responsys exercises the First Call Option (as the case requires), Further Completion will take place on the Further Completion Date at a place and time to be agreed by the parties in writing.

10.2	Vendors’ obligations on Further Completion

On Further Completion the Vendors will:

(a)	deliver to:

(i)	Responsys completed original transfers of the Further Sale Shares duly executed by each Vendor (as transferor) in favour of Responsys (as transferee); and

(ii)	the Company the original share certificates issued to the Vendors in respect of the Further Sale Shares;

(b)	together with Responsys, cause a meeting of the Directors of the Company to be held at which the Directors of the Company resolves to:

(i)	register the share transfers referred to in clause 10.2(a)(i) and on registration to issue an appropriate share certificate in the name of Responsys to reflect its increased Shareholding following Further Completion;

(ii)	cancel the existing share certificates issued in the names of the Vendors in respect of the Further Sale Shares; and

(iii)	issue appropriate share certificates in the names of the Vendors to reflect their reduced Shareholdings following Further Completion; and

(c)	perform all other obligations to be performed by them on Further Completion under this agreement.

10.3	Purchaser’s obligations on Further Completion

Subject to the Vendors satisfying their obligations under clause 10.2, Responsys will on Further Completion:

(a)	pay to the Vendors in their Respective Proportions an amount equal to 75% of the estimated value of the Further Purchase Price as agreed under clause 9.2 in Immediately Available Funds; and

(b)	perform all other obligations to be performed by Responsys on Further Completion under this agreement.

10.4	Title

Title to and property in the Further Sale Shares:

(a)	until Further Completion, remains solely with the Vendors; and

(b)	passes to Responsys with effect from Further Completion.

10.5	Interdependence

The requirements of clauses 10.2 and 10.3 are interdependent and must be carried out contemporaneously. No delivery or payment will be taken to have been made until all deliveries and payments have been made.

10.6	Shareholdings following Further Completion

Immediately following Further Completion, the respective Shareholdings of the Vendors and Responsys will be as set out in Part 5 of Schedule 1.

PART C: SALE AND PURCHASE OF THE FINAL SALE SHARES

11	Final Put Option

11.1	Grant of Final Put Option

In consideration of the payment of $10 to Responsys by the Vendors at Initial Completion in accordance with clause 4.2(a)(iii), Responsys grants to the Vendors an option (Final Put Option) to require Responsys to acquire the Final Sale Shares from the Vendors upon and subject to the terms set out in this clause 11.

11.2	Exercise of the Final Put Option

(a)	The Final Put Option may be exercised by the Vendors at any time on or before 31 December 2011, be delivering a written notice to Responsys, in which case the sale and purchase of the Final Sale Shares pursuant to the exercise of the Final Put Option will be effective on and from 31 December 2011.

(b)	If the Vendors exercise the Final Put Option:

(i)	the purchase price for the Final Sale Shares will be determined in accordance with clause 13; and

(ii)	Final Completion will take place in accordance with clause 14.

12	Final Call Option

12.1	Grant of Final Call Option

In consideration of the payment of $10 to the Vendors by Responsys at Initial Completion in accordance with clause 4.3(c), the Vendors grant to Responsys an option (Final Call Option) to require the Vendors to sell the Final Sale Shares to Responsys upon and subject to the terms set out in this clause 12.

12.2	Exercise of the Final Call Option

(a)	The Final Call Option may be exercised by Responsys at any time on or before 31 December 2011, be delivering a written notice to the Vendors, in which case the sale and purchase of the Final Sale Shares pursuant to the exercise of the Final Call Option will be effective on and from 31 December 2011.

(b)	If Responsys exercises the Final Call Option:

(i)	the purchase price for the Final Sale Shares will be determined in accordance with clause 13; and

(ii)	Final Completion will take place in accordance with clause 14.

13	PURCHASE PRICE FOR THE FINAL SALE SHARES

13.1	Calculation of the Final Purchase Price

If the Vendors exercise the Final Put Option or if Responsys exercises the Final Call Option (as the case requires), the purchase price to be paid by Responsys:

(a)	to DMS for DMS’ Respective Proportion of the Final Sale Shares will be calculated in accordance with the formula set out in clause 13.2 (DMS Final Purchase Price); and

(b)	to Cross Brothers and O’Day for their Respective Proportions of the Final Sale Shares will be calculated in accordance with the formula set out in clause 13.3 (Cross O’Day Final Purchase Price).

13.2	DMS Final Purchase Price

(a)	The DMS Final Purchase price to be paid by Responsys to DMS for DMS’ Respective Proportion of the Final Sale Shares will be calculated in accordance with the following formula:

FPP = (1.5 x A) x 16.7%

where:

(i)	FPP is the DMS Final Purchase Price; and

(ii)	A is the revenue of the Company for the period between 1 January 2011 and 31 December 2011, as disclosed by the audited accounts of the Company.

(b)	As the DMS Final Purchase Price will not be capable of being fully ascertained as at the Final Completion Date, the parties (acting reasonably,

co-operatively and in good faith) must reach agreement immediately prior to Final Completion on an estimated value of the DMS Final Purchase Price, and Responsys will pay to DMS an amount equal to 75% of that estimated value at Final Completion, with the balance of the unpaid portion of the actual quantum of DMS Final Purchase Price to be paid within 5 Business Days after completion of the audit of the accounts of the Company for the period between 1 January 2011 and 31 December 2011 (which must be no later than 60 days after the Final Completion Date);

13.3	Cross O’Day Final Purchase Price

(a)	The Cross O’Day Final Purchase price to be paid by Responsys to Cross Brothers and O’Day for their Respective Proportions of the Final Sale Shares will be calculated in accordance with the following formula:

FPP = (1.5 x A) x 16.63% - $450,000 + B

where:

(i)	FPP is the Cross O’Day Final Purchase Price;

(ii)	A is the revenue of the Company for the period between 1 January 2011 and 31 December 2011, as disclosed by the audited accounts of the Company;

(iii)	B is:

(A)	$0 if Revenue Growth is less than or equal to 10%;

(B)	$200,000 if Revenue Growth is more than 10% but less than or equal to 20%;

(C)	$350,000 if Revenue Growth is more than 20% but less than or equal to 25%;

(D)	$550,000 if Revenue Growth is more than 25% but less than or equal to 30%;

(E)	$850,000 if Revenue Growth is more than 30% but less than or equal to 40%; and

(F)	$1,250,000 if Revenue Growth is more than 40%; and

(iv)	Revenue Growth is the percentage increase in the revenue of the Company for the Financial Years ending 30 June 2010 and 30 June 2011, as disclosed by the audited accounts of the Company, with revenue computed in the same manner for each period.

(b)	As the Cross O’Day Final Purchase Price will not be capable of being fully ascertained as at the Final Completion Date, the parties (acting reasonably, co-operatively and in good faith) must reach agreement immediately prior to Final Completion on an estimated value of the Cross O’Day Final Purchase Price, and Responsys will pay to Cross Brothers and O’Day in their Respective Proportions an amount equal to 75% of that estimated value at Final Completion, with the balance of the unpaid portion of the actual quantum of Cross O’Day Final Purchase Price to be paid within 5 Business Days after completion of the audit of the accounts of the Company for the period between 1 January 2011 and 31 December 2011 (which must be no later than 60 days after the Final Completion Date);

14	Final Completion

14.1	Date and time

If the Vendors exercise the Final Put Option or if Responsys exercises the Final Call Option (as the case requires), Final Completion will take place on the Final Completion Date at a place and time to be agreed by the parties in writing.

14.2	Vendors’ obligations on Final Completion

On Final Completion the Vendors will:

(a)	deliver to:

(i)	Responsys completed original transfers of the Final Sale Shares duly executed by each Vendor (as transferor) in favour of Responsys (as transferee); and

(ii)	the Company the original share certificates issued to the Vendors in respect of the Final Sale Shares;

(b)	together with Responsys cause a meeting of the Directors of the Company to be held at which the Directors of the Company resolves to:

(i)	register the share transfers referred to in clause 14.2(a)(i) and on registration to issue an appropriate share certificate in the name of Responsys to reflect its increased Shareholding following Final Completion; and

(ii)	cancel the existing share certificates issued in the names of the Vendors in respect of the Final Sale Shares; and

(c)	perform all other obligations to be performed by them on Final Completion under this agreement.

14.3	Purchaser’s obligations on Final Completion

Subject to the Vendors satisfying their obligations under clause 14.2, Responsys will on Final Completion:

(a)	pay to DMS an amount equal to 75% of the estimated value of the DMS Final Purchase Price as agreed under clause 13.2(b) in Immediately Available Funds;

(b)	pay to Cross Brothers and O’Day in their Respective Proportions an amount equal to 75% of the estimated value of the Cross O’Day Final Purchase Price as agreed under clause 13.3(b) in Immediately Available Funds; and

(c)	perform all other obligations to be performed by Responsys on Final Completion under this agreement.

14.4	Title

Title to and property in the Final Sale Shares:

(a)	until Final Completion, remains solely with the Vendors; and

(b)	passes to Responsys with effect from Final Completion.

14.5	Interdependence

The requirements of clauses 14.2 and 14.3 are interdependent and must be carried out contemporaneously. No delivery or payment will be taken to have been made until all deliveries and payments have been made.

15	Vendors’ Warranties and Indemnities

15.1	Vendors’ Warranties

(a)	Subject always to all matters disclosed in the Disclosures, the Vendors each warrants and represents to Responsys that each of the Vendors’ Warranties is correct.

(b)	The Vendors give the Vendors’ Warranties at the date of this agreement and separately at a time immediately before Initial Completion.

(c)	The Vendors’ Warranties are true and correct and are to be construed separately. The meaning of each is not limited by reference to any other provision of this agreement.

15.2	Survival of Vendors’ Warranties

The parties acknowledge and agree that the Vendors’ Warranties are and will be given with the intent that liability under them is not confined to breaches discovered on or before the Initial Completion Date. The Vendors’ Warranties will remain in full force and effect on and after the Initial Completion Date despite Initial Completion for a period of 20 months following Initial Completion, provided, however that the obligations under clauses 15.3(c) and 15.3(d) below shall remain in full force and effect for a period of 5 years following Initial Completion (Survival Period).

15.3	Indemnity

Subject always to the limitations and requirements set out in clauses 15.4, 15.5, 15.6, 15.8 and 15.9, from and after the date of this agreement, the Vendors (based on each such Vendor’s Respective Portion) will indemnify and hold harmless, and keep indemnified and held harmless Responsys against any Loss which may arise out of, relate to, be imposed upon or incurred by Responsys or the Company by reason of:

(a)	any breach or failure of any of the Vendors’ Warranties to be true and correct;

(b)	any fraud, wilful breach or intentional misrepresentation by any of the Vendors;

(c)	the Company’s divestiture or disposal of its shareholdings in Eservices Performance Pty Ltd (ACN 128 702 830), including any liability for any Taxes arising out of such divestiture or disposal, whether due or payable during the Survival Period or otherwise in excess of AUD$62,380.50; or

(d)	any obligation or liability of Responsys or the Company for any Tax in connection with or in respect of any dividend declared by the Board in accordance with clauses 22.1(a)(i) and 22.2(a).

15.4	General limitations on Vendors’ Warranties

To the extent permitted by Law, Responsys will not be entitled to make a claim under clause 15.3 for a breach of any of the Vendors’ Warranties (Warranty Claim) to the extent that:

(a)	the breach or failure giving rise to the Warranty Claim is fairly disclosed in the Disclosures;

(b)	as at the date of this agreement, Responsys had actual knowledge of the specific matter giving rise to the specific Warranty Claim;

(c)	such claim for breach or failure of any Vendors’ Warranty is made after the expiration of the Survival Period referred to under clause 15.2 above;

provided, however, that if prior to the expiration of the Survival Period a notice of such claim has been given, then such claim will survive until it has been finally resolved, notwithstanding the expiration of the Survival Period;

(d)	the matter giving rise to the Warranty Claim is promptly put right without any Losses to Responsys or the Company;

(e)	Responsys or the Company is reasonably compensated (by the Vendors or any other person) for the matter giving rise to such Warranty Claim;

(f)	the Warranty Claim results from any wilful act or wilful omission of Responsys on or after the date of this agreement (and then only to the extent of such prejudice);

(g)	the Warranty Claim directly arises out of an act or omission by a Vendor before Initial Completion upon Responsys’ express written request or with Responsys’ written consent; or

(h)	Responsys has not materially complied with clauses 15.5 or 15.7 and the Vendors are materially prejudiced by such non-compliance by Responsys (and then solely to the extent of such prejudice).

15.5	Notice of Warranty Claims

(a)	Responsys must use reasonable endeavours to give the Vendors within a reasonable period of time written notice of any Warranty Claim or any fact that becomes actually known by an executive officer of Responsys that may result in a Warranty Claim, including any Third Party Claim (Claim Notice).

(b)	A Claim Notice must include (to the extent known to Responsys):

(i)	the general nature of the Warranty Claim;

(ii)	the general circumstances resulting in the Warranty Claim; and

(iii)	a good faith estimate of the currently anticipated amount of the Warranty Claim, provided, however, that such estimate shall not be determinative of the amount that may be recovered under such Warranty Claim.

15.6	Upper and lower limits for Claims

(a)	The maximum aggregate amount that Responsys may recover from the Vendors for all claims including a Warranty Claim under this agreement (whether by way of damages or otherwise) is limited to the amount equal to the purchase price paid by Responsys to the Vendors under this agreement for the acquisition of:

(i)	the Initial Sale Shares; and

(ii)	the Further Sale Shares, if the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires); and

(iii)	the Final Sale Shares, if the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires).

(b)	It is further acknowledged that Responsys is not entitled to make a Warranty Claim against the Vendors unless the value of such Warranty Claim (or the aggregate value of all Warranty Claims) is $25,000 or more.

15.7	Third Party Claim

(a)	Subject to clauses 15.7(b) and 15.7(c), in the case of a Third Party Claim Responsys must (to the extent permitted by Law):

(i)	not admit anything or agree to anything with any Third Party in connection with a Third Party Claim without the Vendors’ prior written consent (which will not be unreasonably withheld or delayed);

(ii)	upon the Vendors’ reasonable request and cost, take all steps reasonably necessary to allow the Vendors to control the conduct of the Third Party Claim as the Vendors reasonably think appropriate;

(iii)	provide all reasonable assistance and co-operation to the Vendors and their advisers and representatives at the expense of the Vendors in connection with the Third Party Claim (including, without limitation, providing them with reasonable access to documents, premises or personnel during normal business hours and so as to not interfere with the business operations of Responsys or the Company as reasonably necessary to assist the Vendors with the conduct of the Third Party Claim); and

(iv)	at the Vendors’ reasonable discretion and cost (by prior written advance notice to Responsys):

(A)	enable the Vendors to defend or otherwise deal with any Third Party Claim at the Vendors’ cost in Responsys’ name (or in the name of the Vendors) as against any Third Party; and

(B)	do anything or not do anything, in each case as the Vendors reasonably request at the Vendors’ cost, to deal with any Third Party Claim and keep the Vendors informed about its actions or proposed actions in connection with any Third Party Claim.

(b)	Prior to admitting anything or agreeing to anything with any Third Party in connection with a Third Party Claim, the Vendors must obtain Responsys’ prior written consent (which must not be unreasonably withheld or delayed).

(c)	Responsys may at its reasonable discretion and sole costs (by prior written notice to the Vendors) elect to defend or otherwise deal with any Third Party Claim in Responsys’ name as against any Third Party that Vendors would otherwise be permitted to defend pursuant to clause 15.7(a). For the avoidance of doubt, if the Vendors are otherwise willing to defend such Third Party Claim but Responsys exercises its rights under this clause 15.7(c) and subsequently incurs Loss (including the cost of defending or otherwise dealing with the Third Party Claim), Responsys may not obtain indemnification from the Vendors under clause 15.3 and any Loss incurred by Responsys will not be counted towards the minimum quantum for Warranty Claims specified in clause 15.6(b).

15.8	Mitigation

Responsys must, to the extent practicable, take commercially reasonable steps to minimize the dollar amount of any Loss suffered or incurred by it as a result of a breach of any of the Vendors’ Warranty or any matter that is the subject of a Warranty Claim.

15.9	Escrow Fund

(a)	Within five (5) Business Days after Initial Completion or as soon thereafter as reasonably practicable, the Vendors and Responsys must cause the Escrow Amount paid by Responsys to the Vendors under clause 3.2(c) to be deposited into an interest bearing account opened in the name of the Vendors and Responsys with Westpac Banking Corporation (ABN 33 007 457 141), or another mutually acceptable bank, with Responsys and the Vendors being joint signatories (Escrow Account), for a period of 12 months following Initial Completion (Dispute Period).

(b)	Until the expiry of the Dispute Period (Release Date), all interest earned on the Escrow Amount, less any Taxes and bank charges (Interest) forms part of the Escrow Amount and will be held in the Escrow Account, to be subject to the terms and conditions and to be released in accordance with the terms of this clause 15.9.

(c)	If on the Release Date:

(i)	no Warranty Claim has been made by Responsys or if a Warranty Claim has been made, it has been resolved in accordance with this agreement, then Responsys and the Vendors must cause the entire sum of the Escrow Amount then held in the Escrow Account to be paid to the Vendors in their Respective Proportions within 2 Business Days of the Release Date;

(iii)	if the aggregate value of the amounts in dispute is less than the minimum quantum of Warranty Claims as set out in clause 15.6(b), then Responsys and the Vendors must cause the entire sum of the Escrow Amount then held in the Escrow Account to be paid to the Vendors in their Respective Proportions within 2 Business Days of the Release Date;

(iii)	if the aggregate value of the amounts in dispute exceeds the minimum quantum of Warranty Claims as set out in clause 15.6(b), then Responsys and the Vendors must:

(A)	retain in the Escrow Account so much of the Escrow Amount as is reasonably required to meet the Warranty Claim until such time as the dispute is resolved; and

(B)	cause the balance, if any, of the Escrow Amount not retained under clause 15.9(c)(iii)(A) to be paid to the Vendors in their Respective Proportions within 2 Business Days of the Release Date; and

(iv)	for the avoidance of doubt, payment to the Vendors under clauses 15.9(c)(i), 15.9(c)(ii) or 15.9(c)(iii)(B), if any, will include all Interest earned on the Escrow Amount under clause 15.9(b).

(d)	If a genuine Warranty Claim arises before the Release Date which the parties are unable to resolve the matter themselves within 20 Business Days after the Warranty Claim arises, the Vendors and Responsys must refer the disputed Warranty Claim to a mediator for determination under clause 25.4.

(e)	If under clause 15.9(d), a Warranty Claim is resolved in a manner that requires a payment to be made by the Vendors to Responsys:

(i)	Responsys must apply the retained Escrow Amount to discharge any obligations that the Vendors may have to Responsys; and

(ii)	Responsys and the Vendors must cause the balance of the retained Escrow Amount (if any) to be paid to the Vendors in their Respective Proportions within 2 Business Days after the Warranty Claim is resolved.

(f)	If under clause 15.9(c), a Warranty Claim is resolved in a manner that does not require the Vendors to make any payment to Responsys, then Responsys and the Vendors must cause the retained Escrow Amount to be paid to the Vendors in their Respective Proportions within 2 Business Days after the Warranty Claim is resolved.

(g)	Each party must act in utmost good faith towards all other parties and use its best endeavours to comply with the spirit and intention of this clause 15.9.

16	RESPONSYS’ WARRANTIES AND ACKNOWLEDGEMENTS

16.1	Responsys’ Warranties

(a)	Responsys warrants and represents to the Vendors immediately before Initial Completion that:

(i)	it is duly incorporated and validly exists under the Law of its place of incorporation;

(ii)	it has the power to enter into and perform this agreement and has obtained all necessary consents to enable it to do so;

(iii)	the entry into and performance of this agreement by Responsys does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which Responsys is bound;

(iv)	Responsys has not gone into liquidation or passed any resolution for winding up, no petition for winding up has been presented against Responsys and no receiver, receiver and manager or other controller or external administrator of the undertaking or assets of Responsys has been appointed or is threatened or expected to be appointed; and

(v)	Responsys has not stopped or delayed payment to any creditor and is not insolvent (as defined in the Corporations Act),

(together, Responsys’ Warranties).

(b)	Responsys’ Warranties will remain in full force and effect on and after the Initial Completion Date despite Initial Completion, and are and will be given with the intent that liability under them is not confined to breaches discovered on or before the Initial Completion Date.

(c)	Responsys will indemnify and keep indemnified the Vendors against any Loss which the Vendors may suffer or incur as a result of any breach of any of Responsys’ Warranties.

16.2	Responsys’ acknowledgements

Responsys acknowledges that:

(a)	where applicable, the Vendors’ Warranties are qualified by all information contained in the Disclosures;

(b)	it has received independent professional advice in relation to the purchase of the Sale Shares (including legal, accounting and tax), has satisfied itself about anything arising from that advice and is able to evaluate the risks and merits of purchasing the Sale Shares;

(c)	the Vendors has not made any representation or warranty in connection with this agreement or the Sale Shares other than the Vendors’ Warranties and the Disclosures and that no such representation or warranty has been made on a Vendor’s behalf;

(d)	in entering into this agreement and proceeding to Initial Completion, it relies on its own investigations and professional advice received and does not rely on any representation or warranty other than the Vendors’ Warranties and the Disclosures.

PART D: SHAREHOLDERS’ AGREEMENT PROVISIONS

17	COMPANY OBJECTIVES AND SHAREHOLDER OBLIGATIONS

17.1	The objectives

The objectives of the parties are to cause the Company to carry on the Business with a view to maximising both the profits to be derived from the conduct of the Business and value of their respective investments in the Company.

17.2	Achievement of objectives

In order to fulfil the objectives specified in clause 17.1, each party must:

(a)	co-operate and use all reasonable endeavours to ensure that the Company successfully carries on the Business;

(b)	not use the Confidential Information of any other party in a way which damages or is reasonably likely to damage the Company or any of the Shareholders;

(c)	not unreasonably delay any action, approval, direction, determination or decision required of the Shareholder; and

(d)	be just and faithful in the party’s activities and dealings with other parties.

17.3	Shareholder and Director obligations

The Shareholders and Directors must exercise their powers in relation to the Company to ensure that:

(a)	the Company carries on and conducts its business and affairs in a proper and efficient manner and for its own benefit;

(b)	the Company maintains adequate insurance with a reputable insurer against all risks usually insured against by companies carrying on the same or similar business and for the full replacement or reinstatement value of all its assets of an insurable nature, including, if requested by Responsys and to the extent permitted by Law, directors and officers and errors and omissions liability insurance;

(c)	the Company keeps each Shareholder and Director fully informed as to all its financial and business affairs; and

(d)	if the Company requires any approval, consent or licence to carry on the Business, the Company uses its best endeavours to obtain and maintain them.

18	OFFICERS OF THE COMPANY

18.1	Directors

(a)	On and from Initial Completion and for so long as:

(i)	the Vendors hold Shares; or

(ii)	if the Vendors exercise the First Put Option and/or the Final Put Option or if Responsys exercises the First Call Option and/or the Final Call Option (as the case requires), any portion of the Further Purchase Price or the Final Purchase Price payable by Responsys to the Vendors for the acquisition of the Further Sale Shares or the Final Sale Shares remains unpaid; or

(iii)	any declared dividends payable by the Company to the Vendors in accordance with clause 22.1 remains unpaid,

DMS will have the right to appoint one Director to the Board, and Cross Brothers and O’Day jointly will have the right to appoint two Directors to the Board of the Company.

(b)	On and from Initial Completion, Responsys will have the right to appoint three (3) Directors to the Board of the Company.

(c)	Immediately following Initial Completion the Board of the Company will consist of:

(i)	Dan Springer, Chris Paul and Julian Ong as the nominees of Responsys;

(ii)	Hylton Mackley as the nominee of DMS; and

(iii)	Paul Cross and Anthony Cross as the nominees of Cross Brothers and O’Day.

(d)	Each Shareholder must exercise its powers (and cause its Directors to exercise their powers) in relation to the Company to give effect to this clause 18.1.

(e)	To the maximum extent permitted by Law, a Director who is also a Shareholder or who is appointed by, or at the direction of, a Shareholder, may have regard to and represent his own interests as a Shareholder or the interests of his appointing Shareholder (as applicable) in priority to the interests of the other Shareholders. The liability of Directors to the Company and its Shareholders shall be eliminated to the fullest extent permitted by Law and the Company shall indemnify and hold harmless each Director to the maximum extent permitted by Law.

18.2	Removal of Director by appointee

(a)	Each Shareholder will be entitled to remove any Director appointed by it to the Company by giving notice in writing to the Company and, at the option of that Shareholder, then or at any time after having removed that Director, to appoint another Director in place of the removed Director.

(b)	Upon receipt by the Company of the notice under clause 18.2(a), the Director so removed will cease to hold office as a Director of the Company.

18.3	Responsibilities of the Board

Subject to clause 18.10, the Board will be responsible for:

(a)	oversight of the Company, including its control and accountability systems;

(b)	input into and final approval of management’s development of corporate strategy and performance objectives;

(c)	reviewing and ratifying systems of risk management and internal compliance and control, codes of conduct and legal compliance;

(d)	monitoring senior management’s performance and implementation of strategy, and ensuring appropriate resources are available;

(e)	approving and monitoring the progress of major capital expenditure, capital management, acquisitions and divestitures; and

(f)	approving and monitoring financial and other reporting.

18.4	Board meetings

The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit except that the Board:

(a)	must meet at least once every two months; and

(b)	will endeavour to meet on the following dates between 1 July 2010 and 1 July 2011 (Eastern Standard Time):

(i)	Tuesday 20 July 2010;

(ii)	Tuesday 28 September 2010;

(iii)	Tuesday 23 November 2010;

(iv)	Tuesday 25 January 2011;

(v)	Tuesday 22 March 2011; and

(vi)	Tuesday 24 May 2011.

18.5	Notice of Board Meetings; Action by Unanimous Written Consent

Five (5) days advance notice must be given for all Board meetings, and all Board meetings must also be held telephonically or by other electronic means. The Board may act by unanimous written consent.

18.6	Quorum

Two (2) Directors, including a Director appointed by DMS or Cross Brothers and O’Day and a Director appointed by Responsys, is a quorum.

18.7	Chair

The Chair of all meetings of the Board will be appointed by Responsys.

18.8	Chief executive officer

Paul Cross is to be chief executive officer of the Company (CEO) on and from Initial Completion.

18.9	Voting powers

(a)	Subject to clause 18.10, a resolution will be passed if voted for by simple majority of the Board, each Director having one vote regardless of the Shareholding held at the time of the meeting by the Shareholder appointing him or her.

(b)	Subject to clause 18.9(c), the Chair will not have a second or casting vote in the event of an equality of votes.

(c)	If the Vendors exercise the First Put Option or Responsys exercises the First call Option (as the case may be), then on and from Further Completion, the Chair will have a second or casting vote in the event of an equality of votes.

18.10	Decisions where unanimous approval required

The Company must not do any of the following things without the prior written approval of each member of the Board of Directors:

(a)	issue, buy-back, cancel or reclassify any issued or un-issued capital or vary any rights attaching to any issued or un-issued capital, or any rights, warrant or options thereof;

(b)	sell, transfer or otherwise dispose of the whole or any substantial part of the Business or assets of the Business;

(c)	alter the Constitution of the Company, provided, however, that the members of the Board of Directors shall approve such alterations to the Constitution of the Company as are reasonably requested by Responsys;

(d)	buy or sell any real property;

(e)	replace Ernst & Young as the Company’s auditor;

(f)	replace Paul Cross as the CEO of the Company (excluding the approval of Paul Cross to the extent he is then also a Director);

(g)	mortgage, charge or encumber any property of the Company;

(h)	make any borrowing or procure any loan or credit facility;

(i)	dissolve or wind up the Company;

(j)	change the nature of the Company’s business;

(k)	entering into any contracts with related parties;

(l)	own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity;

(m)	make any loan or advance to or guarantee indebtedness any person or entity;

(n)	hire, fire, or change the compensation of the executive officers of the Company, including approving any option plans;

(o)	other than as specifically contemplated by this agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split or combine any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(p)	enter into any agreement that would be required to be disclosed in clause 9 of Schedule 2, other material contract or a contract requiring a novation or consent in connection with this agreement, or violate, terminate, amend, or otherwise modify or waive any of the terms of any of its material contracts;

(q)	enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, services, technology, intellectual property or business, or containing any non-competition covenants or other restrictions relating to the Business;

(r)	enter into any operating lease or any leasing transaction;

(s)	defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(t)	make any capital expenditures, capital additions or capital improvements in excess of AUS$10,000 individually or AUS$50,000 in the aggregate;

(u)	materially change the amount of any insurance coverage;

(v)	cancel, release or waive any material claims or rights held by it;

(w)	adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such;

(x)	grant or pay, or enter into any contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any person;

(y)	(i) commence a lawsuit other than for the routine collection of bills, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(z)	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, or enter into any contract with respect to a joint venture, strategic alliance or partnership;

(aa)	change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business); or

(bb)	agree or otherwise commit to do any of the foregoing.

19	MANAGEMENT AND OPERATIONS OF THE COMPANY

19.1	Chief operating officer

Simon O’Day or such other persons appointed by the CEO with the consent of the Chairman from time to time will be responsible for managing the day to day operations of the Company as the chief operating officer of the Company.

19.2	Chief technical director

Anthony Cross or such other persons appointed by the CEO with the consent of the Chairman from time to time is to be the chief technical director of the Company.

19.3	Finance director

Michelle Brooks or such other persons appointed by the CEO with the consent of the Chairman and approved by the Board from time to time is to be the finance director of the Company.

19.4	Operations

The Company will change its name to “EservicesResponsys Pty Ltd” as soon as practicable after Initial Completion.

20	FINANCIAL MANAGEMENT OF THE COMPANY

20.1	Financial management

(a)	The financial year of the Company will be 1 July to 30 June.

(b)	At all times, the Board must ensure that the accounts of the Company are prepared and audited on an annual basis in a timely manner.

(c)	The auditors for the Company will be Ernst & Young.

21	BUDGETS AND FINANCIAL INFORMATION

21.1	Annual plans and budgets

At least 20 Business Days before the commencement of each financial year of the Company, the Directors will approve a profit plan, draft operating plan and a draft operating budget for the Company for that next financial year. The budget must be on a calendar month basis and must include estimated items of revenue and capital expenditure and be accompanied by a cash flow forecast and a balance sheet showing the projected position of the Company as at the end of that next financial year.

21.2	Financial information

(a)	The Company will provide to each Director:

(i)	unaudited management accounts: as soon as practicable after the end of each calendar month (and in any event not later than 8 days after the end of each calendar month), unaudited management accounts which must include a detailed profit and loss account, balance sheet and cash-flow statement, an analysis of sales and other revenues, a review of the budget together with a reconciliation of results with revenue and capital budgets for the corresponding month;

(ii)	annual accounts: as soon as practicable (and in any event not later than 31 August) after the end of each financial year, copies of the audited balance sheet and profit and loss account of the Company; and

(iii)	additional information: any other information the Shareholders may at any time reasonably require as to any matter relating to the Business or financial condition of the Company.

(b)	The Company will provide to Responsys:

(i)	quarterly financial statements: within 10 days after each financial quarter, quarterly financial statements prepared in a form and in substance reasonably required by Responsys;

(ii)	annual financial statements: within 45 days after the end of each Financial Year in a form and in substance reasonably required by Responsys; and

(iii)	access: upon Responsys given reasonable written notice to the Company, the Company will allow Responsys and its accountants, counsel and other representatives, reasonable access during business hours to all of the Company’s properties, books, contracts and records and all other information concerning the business, properties and personnel of the Company as Responsys may reasonably request, including all such information necessary for Responsys to prepare consolidated financial statements with the United States Securities and Exchange Commission.

21.3	Accounting principles

The Company will:

(a)	keep books of accounts and make true and complete entries in them of all its dealings and transactions; and

(b)	ensure that each balance sheet, statement and account provided under clause 21.2:

(i)	complies with:

(A)	accounting principles and practices generally accepted in Australia consistently applied and, if requested by Responsys, International Financial Reporting Standards, except to the extent disclosed in them; and

(B)	all applicable Laws; and

(ii)	gives a true and fair view of its state of affairs and the result of its operations, at the date, and for the period ending on the date, to which those statements are prepared.

22	DIVIDEND AND MINIMUM CASH, WORKING CAPITAL AND ASSET LEVEL

22.1	Dividend rights attached to the Sale Shares

It is acknowledged and agreed that all of the Sale Shares will be sold to Responsys ex-dividend such that:

(a)	the Vendors will be entitled to receive:

(i)	all dividends declared in the Financial Year ending 30 June 2010 in respect of the Initial Sale Shares, the Further Sale Shares and the Final Sale Shares;

(ii)	all dividends declared in the Financial Year ending 30 June 2011 in respect of the Further Sale Shares and the Final Sale Shares, if the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires); and

(iii)	all dividends declared in the period between 1 July 2011 and 31 December 2011 in respect of the Final Sale Shares, if the Vendors exercise the Final Put Option or Responsys exercises the Final Call Option (as the case requires); and

(b)	Responsys will be entitled to receive:

(i)	all dividends declared in the Financial Year ending 30 June 2011 in respect of the Initial Sale Shares; and

(ii)	all dividends declared in the period between 1 July 2011 and 31 December 2011 in respect of the Initial Sale Shares and the Further Sale Shares, if the Vendors exercise the First Put Option or Responsys exercises the First Call Option (as the case requires).

22.2	Dividend declaration and payment

(a)	It is acknowledged and agreed that immediately prior to Initial Completion, the Board declared an irrevocable fully franked final dividend for the Financial Year ending 30 June 2010 (Final Dividend), with the amount of the Final Dividend to be fixed and paid to the Vendors in their Respective Proportions on 30 September 2010, provided that the actual quantum of the Final Dividend will be an amount equal to no more than $700,000 and such that after paying the Final Dividend to the Vendors the Company will have cash held at bank in an amount equal to no less than AUD$62,380.50 plus 7% of the total revenue of the Company for the 12 month period immediately prior to Initial Completion.

(b)	Subject to clause 22.3(a), it is agreed that on 30 June 2011 the Board will declare and pay a fully franked dividend of an amount equal to not more than the genuine best estimate of the profits after tax of the Company for the Financial Year ending 30 June 2011.

(c)	Subject to clause 22.3(a), it is agreed that on 30 December 2011 the Board will declare and pay a fully franked dividend of an amount equal to not more than the genuine best estimate of the profits after tax of the Company for the period between 1 July 2011 and 30 December 2011.

(d)	Notwithstanding anything to the contrary in this agreement, neither Responsys nor the Company will have any obligation or liability for any Tax to the Vendors or any other party under this agreement or otherwise in connection with or in respect of any dividend declared by the Board in accordance with clauses 22.1 and 22.2.

22.3	Minimum cash, Working Capital and Asset Level

It is acknowledged and agreed that:

(a)	the Company will have, at all times during the term of this agreement, unrestricted cash (not including any cash payable in respect of dividends declared by the Board) held in bank accounts in an amount equal to no less than 7% of the revenue of the Company for the immediately preceding 12-month period; and

(c)	at Initial Completion, the Company will have net asset position (as disclosed by the accounts of the Company) of no less than $1,850,000.

23	CHANGE IN CONTROL OF RESPONSYS

23.1	Definitions

For the purpose of this clause 23:

(a)	a “Change in Control” in relation to Responsys will be deemed to have occurred upon the consummation of any acquisition or purchase from Responsys, by any person or group of more than a 50% interest in the total voting securities of Responsys or any merger, consolidation, business combination or similar transaction involving acquirer pursuant to which the stockholders of Responsys immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction.

(b)	for the purpose of clause 23.1(a), “a change” will be measured from the Initial Completion Date; and

(c)	Control has the meaning given in section 50AA of the Corporations Act.

23.2	Change in Control

(a)	If, at any time before Further Completion or Final Completion (as the case may be), there is a Change in Control in relation to Responsys without the prior written consent of the Vendors, then

(i)	the Vendors may (but will not be obliged to) require Responsys to purchase from the Vendors the Further Sale Shares and/or the Final Sale Shares (as the case may be) (Remaining Sale Shares), at a price determined in accordance with the following formula:

PP = (1.5 x A) x B

where:

(A)	PP is the purchase price for the Remaining Sale Shares;

(B)	A is the revenue of the Company for the 12 months immediately preceding the date of Responsys’ Change in Control (Relevant Date); and

(C)	B is the number of Remaining Sale Shares, expressed as a percentage of all Shares on issue as at the Relevant Date; and

(ii)	Responsys must purchase from the Vendors the Remaining Sale Shares at the purchase price determined in accordance with clause 23.2(a)(i) (Relevant Purchase Price) with effect from the date which is 20 Business Days following the Relevant Date.

(b)	Completion of the sale and purchase of the Remaining Sale Shares will take place on such date, place and time as may be agreed by the parties (which must be no later than 20 Business Days following the Relevant Date) (Relevant Completion Date).

(c)

If the Relevant Purchase Price for the Remaining Sale Shares is not capable of being fully ascertained as at the Relevant Completion Date, the parties (acting reasonably, co-operatively and in good faith) must reach agreement at least 10 Business Days prior to the Relevant Completion Date on an estimated value of the Relevant Purchase Price for the Remaining Sale Shares, and Responsys will pay an amount equal to 75% of that agreed estimated value to the Vendors, in their Respective Proportions, on the Relevant Completion Date, with the balance of the unpaid portion of the actual Relevant Purchase Price to be paid after completion of the audit of the accounts of the Company for the 12 months immediately preceding the Relevant Date (which must be no later than 30 days after the Relevant Completion Date).

24	NON-SOLICITATION, CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

24.1	Non-Solicitation

From and after the date of this agreement until the Final Completion, the Company and the Vendors will not to, directly or indirectly,

(a)	solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined);

(b)	enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(c)	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal;

(d)	enter into any letter of intent or any other contract contemplating or otherwise relating to any Acquisition Proposal; or

(e)	enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Final Completion.

“Acquisition Proposal” shall mean any agreement, offer, proposal or bona fide indication of interest (other than this agreement or any other offer, proposal or indication of interest by acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving:

(A)	any acquisition or purchase from the Company, or from the Vendors by any person, entity or group of persons or entities of any interest in the capital of the Company, including the Sale Shares;

(B)	any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than

10% of the assets of the Company in any single transaction or series of related transactions; or

(C)	any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

24.2	Confidentiality

Subject to clauses 24.3 and 24.4, each party must keep all Confidential Information confidential.

24.3	Exceptions

A party may make a disclosure in relation to this agreement (including this entire agreement):

(a)	to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential for the purpose of obtaining advice in connection with this agreement;

(b)	to comply with any applicable Law, or any requirement of any regulatory body (including the U.S. Securities and Exchange Commission (SEC) and any relevant stock exchange);

(c)	to any of its employees to whom it is necessary to disclose the information for the purposes of the operation of this agreement; or

(d)	where the information has come into the public domain through no fault of that party.

24.4	Public announcements

Except as required by applicable law or the requirements of any regulatory body (including the SEC and any relevant stock exchange), all press releases and other public announcements in relation to this agreement must be in terms agreed by the parties.

24.5	Survival of certain provisions

(a)	Clause 24 will survive rescission or termination of this agreement.

(b)	If this agreement is rescinded or terminated, no party will be liable to any other party except under clause 24 or for any breach of this agreement occurring before rescission or termination.

25	GENERAL DISPUTE RESOLUTION

25.1	No proceedings

A party must not start arbitration or court proceedings (except proceedings seeking injunctive or urgent declaratory relief) in respect of a dispute arising out of this agreement (Dispute) unless it has complied with this clause 25.

25.2	Notice of dispute

(a)	If a Dispute arises between the parties in connection with the subject matter of this agreement, then any party to the Dispute may notify the other parties to the Dispute of the Dispute by identifying and providing details of the Dispute.

(b)	In spite of any Dispute, the parties will continue to comply with this agreement.

25.3	Conference

Within 20 Business Days after receiving a notice of Dispute, the parties will confer at least once to resolve the Dispute or to agree on methods of doing so. All aspects of every such conference except the fact of occurrence will be privileged and on a “without prejudice” basis.

25.4	Mediation

If the Dispute has not been resolved within 20 Business Days of service of the notice of Dispute under clause 25.2(a), that Dispute will be and is by this agreement referred to mediation administered by the Australian Commercial Disputes Centre (ACDC) in accordance with ACDC’s Mediation Guidelines which set out the procedures to be adopted, the process of selecting the mediator and the costs involved, and are taken to be incorporated in this agreement.

26	GST

26.1	Definitions

In this clause 26:

Consideration has the meaning given by the GST Law.

GST has the meaning given by the GST Law.

GST Amount means in relation to a Taxable Supply the amount of GST payable in respect of that Taxable Supply.

GST Group has the meaning given by the GST Law.

GST Law has the meaning given by the A New Tax System (Goods and Services Tax) Act 1999 (Cth), or, if that Act does not exist means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

Input Tax Credit has the meaning given by the GST Law and a reference to an Input Tax Credit entitlement of a party includes an Input Tax Credit for an acquisition made by that party but to which another member of the same GST Group is entitled under the GST Law.

Recipient has the meaning given by the GST Law.

Tax Invoice has the meaning given by the GST Law.

Taxable Supply has the meaning given by the GST Law excluding the reference to section 84-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

26.2	GST to be added to amounts payable

If GST is payable on a Taxable Supply made under, by reference to or in connection with this agreement, the party providing the Consideration for that Taxable Supply must also pay the GST Amount as additional Consideration. This clause 26 does not apply to the extent that the Consideration for the Taxable Supply is expressly stated to be GST inclusive. Payment of the GST Amount is conditional upon the prior delivery to the Recipient of a valid Tax Invoice.

26.3	Liability net of GST

Any reference in the calculation of Consideration or of any indemnity, reimbursement or similar amount to a cost, expense or other liability incurred by a party, must exclude the amount of any Input Tax Credit entitlement of that party in relation to the relevant cost, expense or other liability. A party will be assumed to have an entitlement to a full Input Tax Credit unless it demonstrates otherwise prior to the date on which the Consideration must be provided.

26.4	GST obligations to survive termination

This clause 26 will continue to apply after expiration or termination of this agreement.

27	DURATION AND TERMINATION

(a)	This agreement ceases to apply to a Shareholder which has transferred all its Ordinary Shares as permitted by this agreement.

(b)	This agreement will continue in full force and effect unless and until one person owns all of the Shares.

(c)	The termination of this agreement, however caused, or the ceasing by any Shareholder to hold any Shares:

(i)	will be without prejudice to any obligations of the parties which has accrued prior to that termination or cessation and which remain unsatisfied;

(ii)	will not affect any provision of this agreement which is expressed to come into effect on, or continue in effect after, that termination or cessation; and

(iii)	does not affect any right that has accrued to a party before the termination date.

28	GENERAL

28.1	Entire agreement

This agreement constitutes the entire agreement between the parties regarding the matters set out in it and supersedes any prior representations, understandings or arrangements made between the parties, whether orally or in writing.

28.2	Variation

This agreement must not be varied except by a later written document executed by all parties.

28.3	Waiver

A right created by this agreement cannot be waived except in writing signed by the party entitled to that right. Delay by a party in exercising a right does not constitute a waiver of that right, nor will a waiver (either wholly or in part) by a party of a right operate as a subsequent waiver of the same right or of any other right of that party.

28.4	Further assurances

Each party must promptly execute all documents and do every thing necessary or desirable to give full effect to the arrangements in this agreement.

28.5	Time for doing acts

(a)	If:

(i)	the time for doing any act or thing required to be done; or

(ii)	a notice period specified in this agreement,

expires on a day other than a Business Day, the time for doing that act or thing or the expiration of that notice period is extended until the following Business Day.

(b)	If any act or thing required to be done is done after 5 pm on the specified day, it is taken to have been done on the following Business Day.

28.6	Governing law and jurisdiction

(a)	The Laws applicable in the State govern this agreement.

(b)	The parties submit to the exclusive jurisdiction of the courts of the State and any courts competent to hear appeals from those courts.

(c)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 28.6(b).

28.7	Severance

If any clause or part of any clause is in any way unenforceable, invalid or illegal, it is to be read down so as to be enforceable, valid and legal. If this is not possible, the clause (or where possible, the offending part) is to be severed from this agreement without affecting the enforceability, validity or legality of the remaining clauses (or parts of those clauses) which will continue in full force and effect.

28.8	Preservation of existing rights

The expiration or termination of this agreement does not affect any right that has accrued to a party before the expiration or termination date.

28.9	No merger

Any right or obligation of any party that is expressed or intended to operate or have effect on or after the completion, expiration or termination of this agreement for any reason, will not merge on the occurrence of that event but will remain in full force and effect.

28.10	Counterparts

This agreement may be executed in any number of counterparts. All counterparts taken together constitute one instrument.

28.11	Relationship of parties

Unless otherwise expressly stated:

(a)	nothing in this agreement creates a joint venture, partnership, or the relationship of principal and agent, or employee and employer between the parties; and

(b)	no party has the authority to bind any other party by any representation, declaration or admission, or to make any contract or commitment on behalf of any other party or to pledge any other party’s credit.

28.12	Good faith

Each party must act in good faith towards all other parties and use its reasonable endeavours to comply with the spirit and intention of this agreement.

28.13	Legal expenses and stamp duty

(a)	Each party must pay its own legal costs and disbursements in connection with the negotiation, preparation, execution and carrying into effect of this agreement.

(b)	Responsys must pay all Stamp Duty assessed on or in respect of this agreement and any instrument or transaction required by or necessary to give effect to this agreement (and any related fines, penalties or interest).

28.14	Notices

Any notice, demand, consent, approval, request or other communication (notice) to be given under this agreement must be in writing and must be given to the recipient at its Address for Service by being:

(a)	hand delivered;

(b)	sent by facsimile transmission;

(c)	sent by prepaid ordinary mail within Australia; or

(d)	sent by prepaid Express Post International airmail to the Address for Service of the recipient party, if the Address for Service of the sender and the recipient are in different countries.

A notice is given if:

(i)	hand delivered, on the date of delivery;

(ii)	sent by facsimile transmission during any Business Day, on the date that the sending party’s facsimile machine records that the facsimile has been successfully transmitted;

(iii)	sent by prepaid ordinary mail within Australia, on the date that is 2 Business Days after the date of posting; or

(iv)	sent by prepaid Express Post International airmail between countries, on the date that is 10 Business Days after the date of posting.

28.15	Assignment

A party cannot assign, novate or otherwise transfer, whether by operation of law or otherwise, any of its rights or obligations under this agreement without the prior written consent of each other party.

28.16	Consents

Unless expressly provided otherwise, any consent referred to in, or required under, this agreement from any party may be withheld or given in that party’s absolute discretion.

EXECUTED as an agreement

EXECUTED by Eservices Group Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )

/s/ Hylton Mackley	/s/ Paul Cross
Director	Director/Secretary

Hylton Mackley	Paul Cross
Print Name of Director	Print name of Director/Secretary

EXECUTED by Diversified Marketing Services Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Hylton Mackley	/s/ Ann Williams
Director	Director/Secretary

Hylton Mackley	Ann Williams
Print Name of Director	Print name of Director/Secretary

EXECUTED by Cross Brothers Nominees Pty Ltd in its capacity as trustee for APSN Trust in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Anthony Cross	/s/ Paul Cross
Director	Director/Secretary

Anthony Cross	Paul Cross
Print Name of Director	Print name of Director/Secretary

EXECUTED by O’Day Nominees Pty Ltd in its capacity as trustee for O’Day Trust in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )

/s/ Claudia Mazuelos	/s/ Simon O’Day
Director	Director/Secretary

Claudia Mazuelos	Simon O’Day
Print Name of Director	Print name of Director/Secretary

EXECUTED for and on behalf of Responsys, Inc. by its duly authorised representative in the presence of:	) ) ) )

/s/ Paul Cross	/s/ Chris Paul
Signature of Witness	Signature of Authorised Representative

Paul Cross	Chris Paul
Print Name of Witness	Print name of Authorised Representative

List of Schedules to Share Sale & Shareholders Agreement

The following is a list of the schedules to the Share Sale & Shareholders Agreement among Responsys, Inc., Eservices Group Pty Ltd, Diversified Marketing Services Pty Ltd, Cross Brothers Nominees Pty Ltd as trustee for APSN Trust, and O’Day Nominees Pty Ltd as trustee for O’Day Trust, which have been omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. Responsys, Inc. undertakes to furnish copies of the omitted schedules upon request by the Securities and Exchange Commission.

Schedules

Schedule 1	Sale Shares
Schedule 2	Vendors’ Warranties
Schedule 3	Company Intellectual Property
Schedule 4	Employees
Schedule 5	Lease
Schedule 6	Leased Equipment

Annexures
Annexure A	Last Accounts
Annexure B	Disclosures